Exhibit 10.1

EXECUTIVE CHANGE OF CONTROL AGREEMENT

This Executive Change of Control Agreement (the “Agreement”), dated and effective as of February 24, 2016 (the “Effective Date”), is entered into by and between RELM Wireless Corporation, a Nevada corporation with its principal place of business in West Melbourne, Florida (the “Company”), and the Executive of the Company named on the signature page hereto (the “Executive”).

Preliminary Statements

The Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its shareholders to assure itself of the continued availability of the services of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

In order to provide the Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control,  the Board believes that it is imperative to provide the Executive with certain severance benefits upon a Change of Control.

Agreement

In consideration of the foregoing premises and the respective covenants and agreements of the parties set forth below, and intending to be legally bound hereby, the parties agree as follows:

1.           Incentive for Continuous Employment.  If prior to the last day of the 12th full calendar month following the date of occurrence of an event constituting a Change of Control (it being recognized that more than one event constituting a Change of Control may occur in which case the 12-month period shall run from the date of occurrence of each such event) (i) the Company terminates the Executive’s employment other than (A) for Cause (as herein defined), or (B) because of the Executive’s disability (as defined under the Company’s disability policy) or death, or (ii) the Executive terminates his employment for Good Reason (as herein defined) (any such termination in clauses (i) or (ii) being referred to as a “Payment Event”), then, within five (5) business days (or such other time as specified in Section 9(r) hereof) after such termination (the “Payment Date”) the Executive shall be entitled to receive from the Company a cash payment (the “Payment”) in one lump sum equal to the sum of: (i) the Payment Percentage provided for on Schedule 1 attached to this Agreement (“Schedule 1”), multiplied by the Executive’s annual base salary as in effect at the time of such termination and (ii) the average of the Executive’s annual cash bonuses from the Company for the two fiscal years (whether or not paid so long as accrued and declared by the Company) preceding the fiscal year in which such termination occurs.  In addition, the Executive shall be entitled to the severance benefits listed on Schedule 1 (the “Severance Benefits”). The Executive shall not be entitled to any Payment or any Severance Benefits if the Executive terminates the Executive’s employment without Good Reason.

2.           Definitions.  In addition to the capitalized terms used and defined elsewhere in this Agreement, the following capitalized terms used in this Agreement shall, for purposes of this Agreement, have the meanings set forth below.

“Affiliate” shall mean any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and with respect to any natural person, includes the members of such person’s immediate family (spouse, children and parents, whether by blood, marriage or adoption, or anyone residing in such person’s home).

“Cause” shall mean the occurrence of one or more of the following:  (i) Executive’s willful and continued failure to substantially perform Executive’s reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to disability or from the assignment to Executive of duties that would constitute Good Reason), which failure continues for a period of at least thirty (30) days after written demand for substantial performance has been delivered by the Company to the Executive which specifically identifies the manner in which the Executive has failed to substantially perform his duties; (ii) Executive’s willful conduct which constitutes misconduct and is materially and demonstrably injurious to the Company, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board at which the Executive is provided an opportunity to be heard; or (iii) Executive’s conviction of a felony which has had or will have a material adverse effect on the Company’s business or reputation, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board at which the Executive is provided an opportunity to be heard.

“Change of Control” shall mean (i) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) shall be considered as though such individual was a member of the Incumbent Board; or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions (but not including  an underwritten public offering of the Company’s common stock or other voting securities (or securities convertible into voting securities of the Company) for the Company’s own account registered under the Securities Act of 1933), in each case, with respect to which Persons who were shareholders of the Company immediately prior to such reorganization, merger, consolidation or other corporate transaction do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned or terminated prior to being consummated); or (iii) the acquisition by any Person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, of more than fifty percent (50%) of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as a “Controlling Interest”) excluding any acquisitions by (x) the Company or any of its Subsidiaries, (y) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (z) any Person, entity or “group” that as of the Effective Date owns beneficially (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) a Controlling Interest.

“Good Reason” shall mean (i) the material diminution in Executive’s authority, duties or responsibilities; (ii) the relocation of Executive to a location more than thirty (30) miles from his employment location at the Effective Date; (iii) a material diminution in the Executive’s annual base salary as in effect immediately prior to such diminution, other than in connection with a general diminution in Company compensation levels and in amounts commensurate with the percentage diminutions of other Company employees of comparable seniority and responsibility; or (iv) any other action or inaction which constitutes a material breach by the Company or any of its Subsidiaries of any agreement under which the Executive provides services to the Company or any of its Subsidiaries.

No violation described in clauses (i) through (iv) above shall constitute Good Reason unless the Executive has given written notice to the Company specifying the applicable clause and related facts giving rise to such violation within ninety (90) days after the occurrence of such violation and the Company has not remedied such violation to the Executive’s reasonable satisfaction within thirty (30) days of its receipt of such notice.

“Person” shall mean any natural person or entity with legal status.

“Restricted Period” shall mean the period of time after termination of the Executive's employment with the Company identified on Schedule 1.

“Subsidiary” shall mean any Person (other than a natural person) controlled by the Company and for which the Company is required to report the financial results of on a consolidated basis in its financial statements filed with the Securities and Exchange Commission.

3.         Restrictive Covenants.  The Executive acknowledges that in order to assure the Company that it will retain the value of its business relationships, it is reasonable that the Executive be limited in utilizing trade secrets and other confidential information of the Company, Executive's special knowledge of the business of the Company and Executive's relationships with customers, suppliers and others having business relationships with the Company in any manner or for any purpose other than the advancement of the interests of the Company, as hereinafter provided.  The Executive acknowledges that the Company would not enter into this Agreement and provide the benefits provided for herein without the covenants and agreements of the Executive set forth in this Section 3.  Notwithstanding anything else herein contained, the term “Company”, as used in this Section 3, shall refer to the Company and its Subsidiaries and their respective successors and assigns.

(a)           Confidentiality.  The Executive acknowledges that in the course of the Executive's employment with the Company, Executive has had and is expected to continue to have extensive contact with Persons with which the Company has, had or anticipates having business relationships (including current and anticipated customers and suppliers), and to have knowledge of and access to trade secrets and other proprietary and confidential information of the Company, including, without limitation, the identity of Persons with whom the Company has, had or anticipates having business relationships, technical information, know-how, plans, specifications, and information relating to the financial condition, results of operations, employees, products and services, sources, leads or methods of obtaining new business, pricing formulae, methods or procedures, cost of supplies or services and marketing strategies of the Company or any other information relating to the Company that could reasonably be regarded as confidential or proprietary or which is not in the public domain (other than by reason of Executive's breach of the provisions of this section) (collectively, the “Confidential Information”), and that such information, even to the extent it may be developed or acquired by or through the efforts of the Executive, constitutes valuable, special and unique assets of the Company developed or acquired at great expense which are the exclusive property of the Company.  Accordingly, the Executive shall not at any time, either during the time Executive is employed by the Company or thereafter, use or purport to authorize any Person to use, reveal, report, publish, transfer or otherwise disclose to any Person, any Confidential Information without the prior written consent of the Company, except for disclosures by the Executive (i) as required by applicable law (but only to the extent the Company is given a reasonable opportunity to object to such disclosure and protect the Confidential Information) or (ii) to responsible officers of the Company and other responsible Persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company.  Without limiting the generality of the foregoing, the Executive shall not, directly or indirectly, disclose or otherwise make known to any Person any information as to the Company’s employees and others providing services to the Company, including with respect to their abilities, compensation, benefits and other terms of employment or engagement.  Upon the termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company all files, correspondence, manuals, notes, notebooks, computer diskettes, tapes, reports and copies thereof, and all other materials relating to the Company’s business, including without limitation any materials incorporating Confidential Information, which are in the possession or control of the Executive.

(b)           Restriction on Competition.  During the Executive's employment with the Company and thereafter during the Restricted Period, the Executive shall not, and shall not permit any Persons subject to Executive's direction or control (including Executive's Affiliates) to, directly or indirectly, whether alone or in association with others, as principal, officer, agent, consultant, employee, director or owner of any corporation, partnership, association or other entity, or through the investment of capital, lending of money or property, rendering of services or otherwise, engage in, influence, control, have an interest in or otherwise become actively involved with any business that competes with the Company.  The Executive acknowledges that the business of the Company is national and international in scope, as its current and anticipated customers and suppliers are located throughout the United States and abroad, and that it is therefore reasonable that the restrictions set forth in this Section 3(b) not be limited to any specified geographic area.

(c)           Non-solicitation.  During the Executive's employment with the Company and thereafter during the Restricted Period, the Executive shall not, and shall not permit any Persons subject to Executive's direction or control (including Executive's Affiliates) to, directly or indirectly, on their own behalf or on behalf of any other Person (except the Company or its Affiliates), (i) call upon, accept business from, or solicit the business of any Person who is, or who had been at any time during the preceding twelve months, a customer or supplier of the Company, (ii) otherwise divert or attempt to divert any business from the Company, (iii) interfere with the business relationships between the Company and any of its customers, suppliers or others with whom they have business relationships or (iv) recruit or otherwise solicit or induce, or enter into or participate in any plan or arrangement to cause, any Person who is an employee of, or otherwise performing services for, the Company to terminate his or her employment or other relationship with the Company, or hire any Person who has left the employ of or ceased providing services to the Company during the preceding twelve months.

(d)           Nondisparagement.  The Executive shall not at any time, either during the time Executive is employed by the Company or thereafter, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company (including its directors and employees and other providing services to the Company), or any of its products or services, nor shall the Executive engage in any other conduct or make any other statement that could reasonably be expected to impair the goodwill of any of them, the reputation of any products or services of the Company or the marketing of such products or services, in each case except as may be required by law, and then only after consultation with the Company to the extent possible.

(e)           Exception.  The ownership or control by the Executive or Executive's Affiliates, as a passive investor, of up to two percent of the outstanding voting securities or securities of any class of an entity with a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a violation of the provisions of this Section 3.

4.           Remedies.  The Executive agrees that the restrictions set forth in Section 3, including the length of the Restricted Period, the geographic area covered and the scope of activities proscribed, are reasonable for the purposes of protecting the value of the business and goodwill of the Company.  The Executive acknowledges that compliance with the restrictions set forth in Section 3 will not prevent Executive from earning a livelihood, and that in the event of a breach by the Executive of any of the provisions of Section 3, monetary damages would not provide an adequate remedy to the Company.  Accordingly, the Executive agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to seek injunctive and other equitable relief (without having to post bond or other security and without having to prove damages or the inadequacy of available remedies at law) to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Executive for attorneys’ fees and expenses incurred by it in enforcing these provisions.  In addition to its other rights and remedies hereunder, the Company shall have the right to require the Executive to account for and pay over to it all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by the Executive from any breach of the covenants of Section 3, and may set off any such amounts due it from the Executive against any amounts otherwise due Executive from the Company.  If the Executive breaches any covenant set forth in Section 3, the running of the Restricted Period as to such covenant only shall be tolled for so long as such breach continues.  It is the desire and intent of the parties that the provisions of Sections 3 and 4 be enforced in full; however, if any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this Agreement relating to the time period, scope of activities or geographic area of restrictions is invalid or unenforceable, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable with respect only to the jurisdiction in which such adjudication is made.  If any other part of this Agreement is determined by such a court to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

5.           Termination of this Agreement.  This Agreement shall commence on the Effective Date and terminate on February 24, 2020, provided, however, that if an event constituting a Change of Control shall occur while this Agreement is in effect, this Agreement shall automatically be extended for twelve (12) months from the date the Change of Control occurs; provided that the Company may extend this Agreement in its sole discretion by written notice to the Executive.  For purposes of this Section 5 only (and not for purposes of determining whether the Payment and the Severance Benefits have become payable), a Change of Control shall be deemed to have occurred if the event constituting a Change of Control has been consummated on or prior to expiration of the term of this Agreement or if such event or one or more other events constituting a Change of Control have not been consummated but the material agreements for any of such events have been executed and delivered by the parties to any such event on or prior to expiration of the term of this Agreement (each such event being referred to as a “Pending Event”). For any Pending Event, this Agreement shall automatically be extended until such time as the related material agreements have been unconditionally terminated without consummation of the applicable Pending Event and if any such Pending Event is consummated pursuant to the related material agreements (as amended, restated, supplemented or otherwise modified), this Agreement shall further automatically be extended for twelve (12) months from the date each such Pending Event is so consummated. For avoidance of doubt and ambiguity, any event constituting a Change of Control that occurs after expiration of the term of this Agreement and during any extension of this Agreement as so extended by virtue of a Pending Event shall not result in this Agreement being extending after expiration of its term in accordance with the immediately preceding sentence.

6.           No Alteration of Employment Terms or Status.  Except as expressly provided in this Agreement, nothing herein shall alter in any way any of the terms of employment of the Executive, including without limitation the Executive's rights with respect to any stock options or other equity based awards Executive may have been granted under the Company's equity compensation plans.  The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be “at-will”, as defined under applicable law.  If the Executive’s employment is terminated for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as may otherwise be established under the Company’s existing employee benefit plans or policies at the time of termination.

7.           Parachute Payments. (a) If Independent Tax Counsel (as defined below) determines that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Company or any of its Subsidiaries or other Affiliates or any successors thereto constitute "parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) ("Parachute Payments") that would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 7(a), then no such reduction shall be made; provided, however, that in such case the provisions of Sections 7(b)(i) and 7(b)(ii) shall not be operative. The determination of the Independent Tax Counsel under this subsection (a) shall be final and binding on all parties hereto. The determination of which payments or benefits to reduce in order to avoid the Excise Tax shall be determined in the sole discretion of the Executive; provided, however, that unless the Executive gives written notice to the Company specifying the order to effectuate the limitations described above within ten (10) days of the Independent Tax Counsel’s determination to make such reduction, the Company shall first reduce those payments or benefits that will cause a dollar-for-dollar reduction in total Parachute Payments, and then by reducing other Parachute Payments, to the extent possible, in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date the reduction is to be made. Any notice given by the Executive pursuant to the preceding sentence, unless prohibited by law, shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlement to any benefits or compensation. For purposes of this Section 7(a), "Independent Tax Counsel" shall mean an attorney, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Executive (the Executive's acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.

(b) (i) The Executive shall notify the Company in writing within thirty (30) days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Executive of an Excise Tax. Upon receipt of such notice, the Company may, in its sole discretion, contest such claim or provide the Executive with an additional payment (a "Gross-Up Payment") intended to reimburse the Executive for any such Excise Tax and all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties with respect to such taxes (except to the extent such interest or penalty results from the Executive's failure to act in accordance with the Company's or a Subsidiary's reasonable directions or the Executive's failure to exercise due care), or do nothing. If the Company notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim,

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C) cooperate with the Company in good faith in order to effectively contest the claim, and

(D) permit the Company to participate in any proceedings relating to the claim; provided, however, that the Company shall pay (or cause to be paid) directly all costs and expenses (including any interest and penalties, except to the extent such interest or penalty results from the Executive's failure to act in accordance with the Company’s or a Subsidiary's reasonable directions or the Executive's failure to exercise due care) incurred in connection with the contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or other tax, including interest and penalties with respect thereto (except to the extent such interest or penalty results from the Executive's failure to act in accordance with the Company’s or a Subsidiary's reasonable directions or the Executive's failure to exercise due care), imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall, unless prohibited by law, advance (or cause to be advanced) the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto (except to the extent such interest or penalty results from the Executive's failure to act in accordance with the Company's or a Subsidiary's reasonable directions or the Executive's failure to exercise due care), imposed with respect to such advance or with respect to any imputed income with respect to such advance. If the advancement described in the preceding sentence is prohibited by law, the Company and the Executive shall cooperate in an effort to determine an alternative approach to payment of the claim in a manner permitted by applicable law and consistent with the original intent and economic benefit to the Executive of this provision.

(ii) If, after the receipt by the Executive of an amount advanced by the Company  pursuant to Section 7(b)(i), the Executive becomes entitled to receive a refund with respect to a payment by the Company with respect to such claim, the Executive shall, within ten (10) days after the receipt of such refund, pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto.

(iii) Notwithstanding anything herein to the contrary, this Section 7(b) shall be interpreted (and, if determined by the Company to be necessary, reformed) to the extent necessary to fully comply with the Sarbanes-Oxley Act and Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of the Sarbanes-Oxley Act and Code Section 409A.

8.           Code Section 409A.  (a) If any provision of this Agreement (or of any payment of compensation, including benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with the Executive, reform such provision to comply with Code Section 409A; provided that the Company agrees to make only such changes as are necessary to bring such provisions into compliance with Code Section 409A and to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.

(b)           Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination of employment to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive's "separation from service" (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his death (the "Deferral Period"). Upon the expiration of the Deferral Period, all payments and benefits deferred pursuant to this Section 8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Deferral Period and the Company shall pay (or cause to be paid) to the Executive an amount equal to the amount of such premiums paid by the Executive during the Deferral Period promptly after its conclusion.

(c)           Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company's normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.  The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.  The right to Taxable Reimbursements, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(d)           Payment of any Taxable Reimbursements under this Agreement must be made by no later than the end of the taxable year of the Executive following the taxable year of the Executive in which the Executive remits the related taxes.

9.           Miscellaneous.

(a)           Entire Agreement.  This Agreement (including Schedule 1) sets forth the entire understanding of the parties with respect to the subject matter hereof and merges and supersedes any prior or contemporaneous agreements (whether written or oral) between the parties pertaining thereto, including without limitation any prior agreements, arrangements, understandings or commitments of any nature whatsoever relating to severance payments or other compensation in connection with termination of Executive's employment.  The Executive acknowledges that he has read and understands the provisions of this Agreement.  The Executive further acknowledges that he has been given an opportunity for his legal counsel to review this Agreement and that the provisions of this Agreement are reasonable.  The parties agree and acknowledge that the Executive Change of Control Agreement, dated February 29, 2012, by and between the Company and the Executive (the “Prior Agreement”) is hereby terminated and of no further force or effect.  The parties further agree and acknowledge that no “Change of Control” occurred under the Prior Agreement, the term of such Prior Agreement was not extended, and no payments have or hereafter may become payable to the Executive under the Prior Agreement or any previous change of control agreement or provision between the Company and the Executive.

(b)           Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(c)           Waiver.  No waiver by any party of any of its rights under this Agreement shall be effective unless in writing and signed by the party against which the same is sought to be enforced.  No such waiver by any party of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement.  No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

(d)           Successors and Assigns.  The Executive shall not have the right to assign Executive's rights or obligations hereunder.  The Company shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of the Executive, except in accordance with subsection (j) below.  Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and permitted assigns.  Except as otherwise specifically provided herein, the rights and obligations of the parties under this Agreement shall be unaffected by a Change of Control of the Company.

(e)           Additional Acts.  The Executive and the Company shall execute, acknowledge and deliver and file, or cause to be executed, acknowledged and delivered and filed, any and all further instruments, agreements or documents as may be necessary or expedient in order to consummate the transactions provided for in this Agreement and do any and all further acts and things as may be necessary or expedient in order to carry out the purpose and intent of this Agreement.

(f)           Communications.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered, on the business day following the day such communication is sent by national overnight delivery service, upon electronic confirmation of recipient’s receipt of a facsimile of such communication, or five days after being deposited in the United States mail enclosed in a registered or certified postage prepaid envelope, return receipt requested, and addressed to the recipient, in the case of the Company, at the Company’s headquarters and, in the case of the Executive, at the address of the Executive on file with the Company, or sent to such other address as a party may specify by notice to the other party in accordance herewith, provided that notices of change of address shall only be effective upon receipt.

(g)           Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h)           Withholding Taxes.  The Company may withhold from amounts payable under this Agreement such federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation and the Company shall be authorized to take such action as may be necessary in the opinion of the Company’s counsel to satisfy all obligations for the payment of such taxes.

(i)           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida applicable to agreements made and to be performed entirely in such state, without regard to the conflict of laws principles of such state.

(j)           Consolidation, Merger or Sale of Assets.  If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity the term "Company" as used in this Agreement shall mean such other entity and this Agreement shall continue in full force and effect. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(k)           Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

(l)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  In the event that any signature to this Agreement is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

(m)           Litigation; Prevailing Party.  If any litigation is instituted regarding this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall pay, all reasonable fees and expenses of counsel for the prevailing party.

(n)           Waiver of Jury Trial.  Each party hereto knowingly, irrevocably and voluntarily waives its right to a trial by jury in any litigation which may arise under or involving this Agreement.

(o)           Venue; Jurisdiction.  If any litigation is to be instituted regarding this Agreement, it shall be instituted in the state and federal courts located in Brevard County, Florida, and each party irrevocably consents and submits to the personal jurisdiction of such courts in any such litigation, and waives any objection to the laying of venue in such courts.  Service of process in any such litigation shall be effective as to any party if given to such party by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as provided in Section 9(f).

(p)           Remedies Cumulative.  No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

(q)           No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(r)           Release.  Notwithstanding any provision herein to the contrary, the Company shall not have any obligation to pay (or cause to be paid) any amount or provide any benefit under this Agreement unless and until the Executive executes, within sixty (60) days after a Payment Event, a release of the Company, its Subsidiaries and other Affiliates and related parties, in such form as the Company may reasonably request, of all claims against the Company, its Subsidiaries and other Affiliates and related parties relating to the Executive’s employment and termination thereof and unless and until any revocation period applicable to such release has expired.

IN WITNESS WHEREOF, the parties hereto have each duly executed this Agreement as of the date set forth above.

RELM WIRELESS CORPORATION

By:	/s/ William P. Kelly
Name:	William P. Kelly
Title:	Executive Vice President and
Chief Financial Officer

EXECUTIVE:

By:	/s/ David P. Storey
David P. Storey

Schedule 1

Executive:	David P. Storey

Position/Title:	President and Chief Executive Officer

Payment Percentage:	100%

Severance Benefits:	(A) For a period commencing with the month in which termination of employment shall have occurred and ending twelve months thereafter, the Executive and, as applicable, the Executive’s covered dependents shall be entitled to all benefits under the Company’s welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), as if the Executive were still employed during such period, at the same level of benefits and at the same dollar cost to the Executive as is in effect at the time of termination. If and to the extent that equivalent benefits shall not be payable or provided under any such plan, the Company shall pay or provide (or cause to be paid or provided) equivalent benefits on an individual basis. The benefits provided in accordance herewith shall be secondary to any comparable benefits provided to the Executive and, as applicable, the Executive’s covered dependents by another employer of the Executive.

(B)   Outplacement services commencing for a period of twelve (12) months from the date of termination of employment, the scope and provider of which shall be selected by the Executive in his sole discretion provided that the costs of such services to the Company shall not exceed $15,000 and such services shall be directly related to the termination of the Executive’s services to the Company.

Restricted Period:	One (1) Year